EXHIBIT 10.20.5
Monsanto Company 2005 Long-Term Incentive Plan
Terms and Conditions
of this Fiscal Year 2009
Restricted Stock Unit Grant
You have received an Award of Restricted Stock Units (the “Units”) under the Monsanto Company 2005 Long-Term Incentive Plan (the “Plan”). The Grant Date and the number of Units initially covered by this Award (the “Initial Number of Units”) are set forth in the document you have received entitled “Restricted Stock Units Statement.” The maximum number of Units that you may receive under this Award (the “Maximum Number of Units”) is two times the Initial Number of Units. The Restricted Stock Units Statement and these terms and conditions collectively constitute the Award Certificate for the Units, and describe the provisions applicable to the Units.
     1. Definitions. Each capitalized term not otherwise defined herein has the meaning set forth in the Plan or, if not defined in the Plan, in the attached Restricted Stock Units Statement. The “Company” means Monsanto Company, a Delaware corporation incorporated February 9, 2000.
     2. Nature of Units. The Units represent the right to receive, in certain circumstances, a number of Shares determined in accordance with the Restricted Stock Units Statement and these terms and conditions. Until such time (if any) as Shares are delivered to you, you will not have any of the rights of a common stockholder of the Company with respect to those Shares, your rights with respect to the Units and those Shares will be those of a general creditor of the Company, and you may not sell, assign, transfer, pledge, hypothecate, give away, or otherwise dispose of the Units. Any attempt on your part to dispose of the Units will result in their being forfeited. However, you shall have the right to receive a Dividend Equivalent Payment with respect to the Units (if any) that vest pursuant to this Award, subject to withholding pursuant to paragraph 6 below. “Dividend Equivalents” means cash in an amount equal to the aggregate cash dividends that would have been paid to you if you had been the record owner, on each record date for a cash dividend during the period from the Grant Date through the settlement date of the Units, of a number of Shares equal to the number of Units that vest under this Award. Dividend Equivalents shall be paid to you in cash on such settlement date, except that in the event that you have made a valid Deferral Election, any Dividend Equivalents in respect of a record date that occurs prior to August 31, 2011 shall be paid to you as soon as practicable, but in no event more than ninety days, following August 31, 2011 in respect of vested Units, and any Dividend Equivalents in respect of a record date that occurs after August 31, 2011 shall be paid to you as soon as practicable, but in no event more than ninety days following, the end of the calendar quarter during which the record date in respect of such dividend occurs. You shall not be entitled to receive any payments with respect to any non-cash dividends or other distributions that may be made with respect to the Shares.
     3. Vesting of Units. (a) 162(m) Performance Goal. In order to vest in the Maximum Number of Units or any lesser number of Units under this Award, the 162(m) Performance Goal must be met (as determined and certified by the Committee following August 31, 2010). The “162(m) Performance Goal” is that the Company’s Net Income, as defined in the next sentence, must exceed zero for the period September 1, 2008 through August 31, 2010. “Net Income” means gross profit (i) minus (A) sales, general and administrative expenses, (B) research and development expense, (C) amortization, (D) net interest expense, and (E) income taxes and (ii) plus or minus other income and expense; all as reported in the Company’s financial statements; but excluding positive or negative effects of (I) restructuring charges and reversals, (II) the outcome of lawsuits, (III) research and development write-offs on acquisitions, (IV) impact of liabilities, expenses or settlements related to Solutia, Inc. or agreements associated with a Solutia, Inc. plan of reorganization, (V) unbudgeted business sales and divestitures, and (VI) the cumulative effects of changes in accounting methodology made after August 31, 2008.
     (b) EPS and Cash Flow Goals. If the Section 162(m) Performance Goal is met, then the number of Units eligible for vesting under this Award will be determined one-third based upon the Company’s achievement of cumulative earnings per share (the “EPS Goal”), one-third based upon the Company’s achievement of cumulative cash flow (the “Cash Flow Goal”), and one-third based upon the Company’s achievement of return on capital (the “ROC Goal,” and, together with the EPS Goal and the Cash Flow Goal, the “Goals” and each, singularly, a “Goal”) for fiscal years 2009 and 2010 as compared to the goals set forth in Exhibit A hereto. Not later than November 15, 2010, the Committee will determine the extent to which the Goals have been met and the number of Units eligible for vesting under this Award and the number of Units to be forfeited, as follows.
Below Threshold-Level Performance: For each Goal as to which performance is below threshold level, one-third of the Initial Number of Units shall be forfeited.
Above Threshold-Level/Below Target Performance: For each Goal as to which performance is above threshold level but below target level, a number of Units shall become eligible for vesting, equal to (i) one-third of the Initial Number of Units times (ii) the percentage determined by interpolating between 50% and 100%, based on the relationship between actual performance and target-level performance for that Goal.
Target-Level Performance: For each Goal as to which target-level performance is achieved, one-third of the Initial Number of Units shall be eligible for vesting.
Above Target-Level Performance: For each Goal as to which greater than target-level performance is achieved, a number of Units shall become eligible for vesting, equal to (i) one-third of the Initial Number of Units times (ii) the percentage determined by interpolating between 100% and 200%, based on the relationship between actual performance and target-level performance for that Goal.
     (c) Number of Units; Effect of Forfeiture. From the Grant Date through November 14, 2010, the number of Units subject to this Award shall be the Initial Number of Units. If the 162(m) Performance Goal is not met, or if neither of the Goals is met at the threshold level or above, all Units under this Award will be forfeited as of November 15, 2010. Otherwise, the number of Units subject to this Award from November 15, 2010 through August 31, 2011 shall be the number of Units (if any) that are eligible for vesting after application of the foregoing and those Units will vest effective as of August 31, 2011, except as otherwise provided below.
     (d) Effect of Termination of Service. If you incur a Termination of Service before August 31, 2010 as a result of a Job Elimination, a Retirement Event, or your Disability or death, then effective as of August 31, 2010, a number of Units shall vest, equal to (i) the number of Units (if any) that become eligible for vesting, based upon the application of paragraphs (b) and (c) above, times (ii) a fraction, the numerator of which is the number of days from September 1, 2008 through your date of termination, and the denominator of which is 730. If your employment terminates after August 31, 2010 and before August 31, 2011 as a result of a Job Elimination, a Retirement Event, or your Disability or death, effective as of August 31, 2010, a number of Units subject to this Award shall vest, equal to the number of Units (if any) that become eligible for vesting, based upon the application of paragraphs (b) and (c) above. If your employment terminates before August 31, 2011 for any other reason, all Units subject to this Award shall be forfeited as of the date of your termination. For purposes of this Agreement, “Retirement Event” means a Termination of Service (other than by the Company for Cause) on or after the later of your 55th birthday and the date on which you complete five years of service with the Company and any of its Subsidiaries or Affiliates, and “Job Elimination” means a Termination without Cause due to a job-elimination or divestiture of the, Affiliate or Subsidiary by which you were employed.

     4. Delivery of Shares. (a) Vested Units. The Company shall deliver to you a number of Shares equal to the number of Units (if any) that vest pursuant to this Award, subject to withholding as provided in paragraph 6 below. Such delivery shall take place as soon as practicable, but in no event more than 90 days, following August 31, 2011, unless and to the extent a valid Deferral Election (as defined below) applies.
     (b) Deferral Elections. You shall be permitted to elect to defer delivery of Shares with respect to the Units (if any) that vest pursuant to this Award, in accordance with the rules set forth below and any rules and procedures that may hereafter be adopted by the Committee or its delegee (but in no event may you elect to defer the payment of any Dividend Equivalents hereunder). Such elections (“Deferral Elections”) must be made no later than December 15, 2008, and will be irrevocable once made. You may make a Retirement Election, a Date Certain Election, or both. A “Retirement Election” means a Deferral Election pursuant to which the vested Units to which it relates will be settled by delivery of a number of Shares equal to the number of such vested Units, either in a lump sum or in monthly installments over a period of up to ten (10) years, with such lump sum or the first such installment to be delivered during the January next following the date of your Retirement (or if your Termination of Service qualifies as a Retirement but not as a “separation from service” (within the meaning of Section 409A of the Code) (a “Separation From Service”), the date of such Separation From Service) or any subsequent January; provided, however, that to the extent that you are considered a “specified employee” (within the meaning of Section 409A(a)(2) (B) (i) of the Code (a “Key Employee”)) at the time of such Separation From Service, and such Separation From Service does not result from your death, delivery of the lump sum or the accumulated installments to which you would otherwise be entitled shall take place in the ninety-day period beginning on the first day of the seventh month following the date of such Separation From Service (the “Key Employee Date”). A “Date Certain Election” means a Deferral Election pursuant to which the vested Units to which such Deferral Election relates will be settled by delivery of a number of Shares equal to the number of such vested Units, in a lump sum as soon as reasonably practicable, but in no event more than ninety days, following a specified date (the applicable “Date Certain”), which must be later than August 31, 2011.
     (c) Settlement of Deferred Units. Any of your vested Units as to which a Date Certain Election is in effect shall be settled in accordance with such Date Certain Election, unless your Termination of Service occurs before the applicable Date Certain, in which case such settlement shall occur following your Separation From Service as set forth below (unless your Termination of Service is a Retirement and you have made a Retirement Election, in which case such Retirement Election shall govern). Upon your Retirement after August 31, 2011, any portion of your vested Units as to which a Retirement Election is in effect shall be paid in accordance with that Retirement Election, and the remaining balance (if any) of your vested Units shall be settled by delivery of Shares in a single lump sum as soon as practicable, but in no event more than ninety days, following your Separation from Service; provided, however, that to the extent that you are considered a Key Employee at the time of your Separation From Service, and your Separation From Service does not result from your death such delivery shall take place in the ninety-day period beginning on the Key Employee Date. Upon your Termination of Service after August 31, 2011 for any reason other than a Retirement, any remaining vested Units that have not yet been settled (whether subject to a Retirement Election or a Date Certain Election) shall be settled by delivery of Shares in a single lump sum as soon as practicable, but in no event more than ninety days, following your Separation From Service; provided, however, that to the extent that you are considered a Key Employee at the time of your Separation From Service, and your Termination of Service does not result from your death, such delivery shall take place in the ninety-day period beginning on the Key Employee Date. Notwithstanding any other provision contained herein, in the event of your death subsequent to August 31, 2011, any remaining vested Units that have not yet been settled (whether subject to a Retirement Election or a Date Certain Election) shall be settled by delivery of Shares in a single lump sum as soon as practicable but in no event more than ninety days following your death.
     (d) Hardship Withdrawals. Upon your written request or that of your legal representative, the Committee may (but shall not be required to) settle all or a portion of your deferred vested Units by delivery of Shares on a date after August 31, 2011 but before the date otherwise provided by the applicable Deferral Election, to the extent the Committee determines to be necessary to alleviate a severe unforeseeable financial hardship to you as a result of the illness or accidental injury of you, your spouse, or one of your dependents as defined in Section 152 of the Code (without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B)), a casualty loss of property not fully covered by insurance, or other similar financial hardship caused by extraordinary and unforeseeable circumstances beyond your control, provided that such circumstances constitute in each case an “unforeseeable emergency” as defined under Section 409A of the Code; provided, however, that the amounts distributed to you pursuant to subclause (i) above shall not exceed the amounts that may be distributed, if any, without the application of the excise tax provisions of Section 409A of the Code to such distribution. If you are a Key Employee at the time of your Separation from Service, no hardship withdrawal shall be allowed during the period from your Separation from Service through the Key Employee Date.
     (e) Fractional Shares. Whenever any Units are to be settled in installments, the number of Units in any given installment shall be rounded to the nearest whole number to avoid delivery of a fractional share.
     5. Change of Control. Upon the occurrence of a Change of Control that qualifies as an event described in Section 409A(a)(2)(A)(v) of the Code and the regulations thereunder (a “Section 409A Change of Control”), notwithstanding any other provision of this Award Certificate other than paragraph 6, the number of

Units subject to this Award (subject to paragraph 6 below) shall vest in full and, except as provided below, shall promptly be settled by delivery of Shares to you in a single lump sum but in no event more than ninety days following the Section 409A Change of Control. For this purpose, (a) the number of Units subject to this Award shall be determined pursuant to paragraph 3(c) above as of the date of such Change of Control, except that if the date of the Change of Control is after August 31, 2010 and before November 15, 2010, the adjustments to the number of Units pursuant to paragraphs 3(a) and (b) shall apply effective as of the date of such Change of Control, and (b) if you have had a Termination of Service before the date of such Change of Control, the provisions of paragraph 3(d) shall also apply. Upon the occurrence of a Change in Control that is not a Section 409A Change of Control, the number of Units subject to this Award (subject to paragraph 6 below) shall vest in full and shall be settled by delivery of Shares to you in no event more than ninety days following the earliest to occur of: (1) the date on which you incur a Separation From Service (or, if you are a Key Employee, on the Key Employee Date); (2) August 31, 2011; (3) your death; and (4) the date of a Section 409A Change of Control.
     6. Withholding. Notwithstanding any other provision of this Award Certificate, your right to receive Dividend Equivalents and to receive Shares in settlement of any Units is subject to withholding of all taxes that are required to be paid or withheld in connection with the payment of those Dividend Equivalents or the delivery of those Shares. With respect to the delivery of Shares, you must make arrangements satisfactory to the Company for the payment of any such taxes. While the Company reserves the right to modify the methods of tax withholding that it deems acceptable, as of the time that this Award Certificate is being delivered to you, such tax withholding may be satisfied by (i) cash or check, (ii) delivery of previously owned Shares, or (iii) withholding by the Company of Shares that would otherwise be delivered to you in settlement of such Units. No more than the minimum required withholding will be permitted under clauses (ii) and/or (iii) of the preceding sentence. If any taxes are required to be withheld at a date earlier than when the Units are to be settled (other than with respect to the payment of Dividend Equivalents in cash), then notwithstanding any other provision of this Award Certificate, the Company may (i) satisfy such obligation by causing the forfeiture of a number of Units having a Fair Market Value, on such earlier date, equal to the amount necessary to satisfy the minimum required amount of such withholding, or (ii) make such other arrangements with you for such withholding as may be satisfactory to the Company in its sole discretion.
     7. No Right to Continued Employment or Service. This Award Certificate shall not limit or restrict the right of the Company or any Affiliate to terminate your employment or service at any time or for any reason.

     8. Effect of Award Certificate; Severability. This Award Certificate shall be binding upon and shall inure to the benefit of any successor of the Company. The invalidity or enforceability of any provision of this Award Certificate shall not affect the validity or enforceability of any other provision of this Award Certificate.
     9. Amendment. The terms and conditions of this Award Certificate may not be amended in any manner adverse to you without your consent.
     10. Plan Interpretation. This Award Certificate is subject to the provisions of the Plan, and all of the provisions of the Plan are hereby incorporated into this Award Certificate as provisions of the Units. If there is a conflict between the provisions of this Award Certificate and the Plan, the provisions of the Plan govern. If there is any ambiguity in this Award Certificate, any term that is not defined in this Award Certificate, or any matters as to which this Award Certificate is silent, the Plan shall govern, including, without limitation, the provisions of the Plan addressing construction and governing law, as well as the powers of the Committee, among others, to (a) interpret the Plan, (b) prescribe, amend and rescind rules and regulations relating to the Plan, (c) make appropriate adjustments to the Units in the event of a corporate transaction, and (d) make all other determinations necessary or advisable for the administration of the Plan.